                                                                  Exhibit 99.1
                                                                   Page 1 of 2



                        REPORT OF INDEPENDENT ACCOUNTANTS


March  29,  1999

To  the  Board  of  Directors  of  NationsBank,  N.A.

We have examined management's assertion about NationsBank, N.A.'s, a wholly-owned subsidiary of BankAmerica corporation, compliance with the minimum servicing standards I-1, I-3, II-1 through II-4 (except as defined by section 5.02 of the Sale and Servicing Agreement dated September 1,1995 ("the Agreement"), III-1, III-2, III-5, III-6, IV-1, V-1, VI-1 and VII-1 as identified in the Mortgage Bankers Association of America's Uniform Single Attestation
                                                 --------------------------
Program for Mortgage Bankers ("USAP") as applicable to the Agreement, as of and
----------------------------
for the year ended December 31, 1998 included in the accompanying management assertion for the Boatmen's Auto Trust 1995-A securitization. Management is responsible for NationsBank, N.A.'s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about NationsBank, N.A.'s compliance with the aforementioned minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on NationsBank, N.A.'s compliance with the minimum servicing standards.

In our opinion, management's assertion that NationsBank, N.A. complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1998 is fairly stated, in all material respects.


/s/  Price  Waterhouse  Coopers  LLP
------------------------------------
Price  Waterhouse  Coopers  LLP

                                                                    Exhibit 99.1
                                                                     Page 2 of 2




March  29,  1999

PricewaterhouseCoopers  LLP
Bank  of  America  Corporate  Center
100  North  Tryon  Street,  Suite  5400
Charlotte,  North  Carolina  28202

Ladies  and  Gentlemen

As of and for the year ended December 31, 1998, NationsBank, N.A., a wholly-owned subsidiary of BankAmerica Corporation, has complied in all material respects with the minimum servicing standards I-1, I-3, II-1 through II-4 (except as defined by section 5.02 of the Sale and Servicing Agreement dated September 1, 1995 ("the Agreement")), III-1, III-2, III-5, III-6, IV-1, V-1, VI-1 and VII-1 set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, as applicable to the
----------------------------------------------------------
Agreement, for the Boatmen's Auto Trust 1995-A securitization. As of and for this same period, BankAmerica Corporation had in effect a fidelity bond and errors and omissions policy in the amount of $220 million.




 /s/  LESLIE  J.  FITZPATRICK     /s/  JOHN  W.  BROTHERS
-----------------------------     -----------------------
Leslie  J.  Fitzpatrick           John  W.  Brothers
Senior  Vice  President           Senior  Vice  President


 /s/  RUTH  S.  QUEEN            /s/  THOMAS  C.  BOWERS
---------------------            ------------------------
Ruth  S.  Queen                  Thomas  C.  Bowers
Senior  Vice  President          Senior  Vice  President

/s/  SUZANNE  W.  CASTLEBERRY     /s/  WILLIAM  K.  KINYUA
-----------------------------     ------------------------
Suzanne  W.  Castleberry          William  K.  Kinyua
Vice  President                   Vice  President

                                                                   Exhibit 99.2

                        Annual Statement as to Compliance

                                NationsBank, N.A.

                           Boatmen's Auto Trust 1995-A
                           ---------------------------

     This Officer's Certificate is executed pursuant to the Sale and Servicing Agreement dated as of September 1, 1995 (the "Agreement"), between Boatmen' s Auto Trust 1995-A, as Issuer, and The Boatmen's National Bank of St. Louis, as Seller and Servicer. The Boatmen's National Bank of St. Louis was merged into NationsBank, N.A. and NationsBank, N.A. assumed the obligations of Servicer. The undersigned, a duly authorized representative of the Servicer, does hereby certify that:


1. Capitalized terms used in this Officer's Certificate have their respective meanings set forth in the Agreement.

2. NationsBank, N.A. is as of the date hereof the Servicer under the Agreement.

3. The undersigned is duly authorized pursuant to the Agreement to execute and deliver this Officer's Certificate to the Trustee.

4.     The  certificate  is delivered pursuant to Section 4.10 of the Agreement.

5. A review of the activities of the Servicer during the calendar year ended December 31, 1998, and of its performance under the Agreement was made under my supervision.

6. Based on such review, to the best of my knowledge, the Servicer has fully performed all its obligations under the Agreement throughout such calendar year, and no event which, with the giving of notice or passage of time or both, would constitute a default by the Servicer has occurred or is continuing.


IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Servicer, has duly executed this Officer's Certificate this 31st day of March, 1999.



                              By:  /s/  SUZANNE  CASTLEBERRY
                                        --------------------
                              Suzanne  Castleberry
                              Vice  President